Exhibit 10.33

FIRST AMENDMENT TO THE

M.D.C. HOLDINGS, INC. 401(K) SAVINGS PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008)

PREAMBLE

1. Establishment of Plan; Amendment Authority. Effective as of January 1, 1992, M.D.C. Holdings, Inc. (the “Company”) established the M.D.C. Holdings, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees. In section 12.1 of the Plan, as amended and restated effective January 1, 2008, the Company reserved the right and power to amend the Plan. In exercise of that right and power the Plan is amended to be effective as set forth below.

2. Purpose of Amendment. This Amendment is intended to incorporate provisions required or permitted by the Pension Protection Act of 2006 and the Worker, Retiree and Employer Recovery Act of 2008 and other discretionary, statutory and administrative changes.

3. Effective Date of Amendment. Each section of the Amendment shall be effective as stated below.

4. Supersession of Inconsistent Provisions. This Amendment shall supersede the provisions of the Plan to the extent any provision of the Plan is inconsistent with the provisions of this Amendment.

AMENDMENT

SECTION 1:	DIVERSIFICATION OF PUBLICLY-TRADED EMPLOYER SECURITIES.

1 Amendment to Sections 5.4. Section 5.4 shall be amended to add the following subsection (h):

(h)	Diversification Right. A Participant who has Employee or Employer contributions invested in Employer Stock may divest his Employer Stock investment on the same basis as other investments offered under the Plan. No conditions or restrictions are imposed by the Plan to divest Employer Stock.

2 Amendment to Section 7.1. Section 7.1 shall be amended to add the following subsection (c):

(c)	Diversification Right. A Participant who has Employee or Employer contributions invested in Employer Stock may divest his Employer Stock investment on the same basis as other investments offered under the Plan. No conditions or restrictions are imposed by the Plan to divest Employer Stock.

3 Effective Date. The amendments made in this Section 1 shall be effective on and after January 1, 2008.

SECTION 2: REQUIRED MINIMUM DISTRIBUTION 2009 WAIVER.

1 Amendment to Section 6.4(c). Section 6.4(c) shall be amended to add the following subsection (3):

(3)	Required Minimum Distribution 2009 Wavier. This subsection (c) shall not apply for the 2009 Distribution Calendar Year. Nothing in the previous sentence shall prohibit a Participant or Beneficiary eligible for distribution under this Article 6 to request a distribution. Participants or Beneficiaries that received a required minimum distribution attributable to the 2009 Distribution Calendar Year may rollover such amount to this Plan or to another Eligible Retirement Plan (as defined under section 6.8(c)) in accordance with the requirements of Notice 2009-82.

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2 Amendment to Section 6.4(d). Section 6.4(d) shall be amended to add the following subsection (5):

(5)	Required Minimum Distribution 2009 Wavier. This subsection (d) shall not apply for the 2009 Distribution Calendar Year. Nothing in the previous sentence shall prohibit a Participant or Beneficiary eligible for distribution under this Article 6 to request a distribution. Participants or Beneficiaries that received a required minimum distribution attributable to the 2009 Distribution Calendar Year may rollover such amount to this Plan or to another Eligible Retirement Plan (as defined under section 6.8(c)) in accordance with the requirements of Notice 2009-82.

3 Amendment to Section 6.5. Section 6.5 shall be amended to add the following subsection (b):

(b)	Required Minimum Distribution 2009 Wavier. This subsection shall not apply for the 2009 Distribution Calendar Year. Nothing in the previous sentence shall prohibit a Participant or Beneficiary eligible for distribution under this Article 6 to request a distribution. Participants or Beneficiaries that received a required minimum distribution attributable to the 2009 calendar year may rollover such amount to this Plan or to another Eligible Retirement Plan (as defined under section 6.8(c)) in accordance with the requirements of Notice 2009-82.

4 Effective Date. The amendments made in this Section 2 shall be effective on and after January 1, 2009.

SECTION 3:	ELIGIBLE RETIREMENT PLAN EXPANSION AND DIRECT ROLLOVERS FOR NONSPOUSE BENEFICIARIES.

1 Amendment to Section 6.8(c). Section 6.8(c) shall be amended in its entirety and replaced with the following:

(c)	Eligible Retirement Plan means, for a Distributee other than a non-Spouse Beneficiary: (1) an individual retirement account described in Code Section 408(a); (2) an individual retirement annuity described in Code Section 409(b); (3) an annuity plan described in Code Section 403(a); (4) a qualified trust described in Code Section 401(a) that accepts Eligible Rollover Distributions; (5) an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan; or (6) a Roth IRA described in Code Section 408A. For a Distributee who is a non-Spouse Beneficiary, an Eligible Retirement Plan means only an “inherited” individual retirement account or annuity that satisfies the requirements of Code Section 402(c)(11).

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2 Effective Date. The amendments made in this Section 3 shall be effective for distributions made on or after January 1, 2007.

SECTION 4:	HEART ACT AMENDMENT.

1 Amendment to Section 3.3. Section 3.3 shall be amended to add the following sentence at the end:

If a Participant dies while performing qualified military service (within the meaning of Code Section 414(u)), the Participant’s survivors are entitled to any additional benefits (other than contributions and benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant resumed participation and then terminated employment on account of death.

2 Effective Date. This Section 4 shall be effective for deaths occurring on or after January 1, 2007.

SECTION 5:	MATCHING CONTRIBUTION REDUCTION.

1 Amendment to Sections 4.2(a) and (b). Sections 4.2(a) and (b) shall be amended in their entirety and replaced by the following:

4.2	MATCHING CONTRIBUTIONS.

(a)	Matching Contributions.

(1)	On or After January 1, 2010. Effective on and after January 1, 2010, the Employer shall make the Matching Contributions on behalf of each Participant in an amount equal to 25% of the first 4% of Compensation that the Participant elects to defer as Deferral Contributions (excluding Catch-Up Contributions, but including Roth Contributions if Roth Contributions are permitted). Contributions made pursuant to this subsection (a)(1) shall be allocated as soon as administratively practicable following each pay period, or with such other frequency as determined by the Employer, during the Plan Year. Following the end of the Plan Year, the Employer shall allocate such additional amounts as Matching Contributions to the extent necessary to result in a Matching Contribution based on 4% of Compensation that the Participant elected to defer as Deferral Contributions for the Plan Year. The final allocation of contributions made pursuant to this subsection (a)(1) for a Plan Year shall remain subject to the Participant’s satisfaction of the requirements set forth in Section 4.4(a) for such Plan Year. A Participant’s failure to satisfy the requirements set forth in Section 4.4(a) for such Plan Year shall result in the forfeiture of any Matching Contributions tentatively allocated to the Participant for the Plan Year. Matching Contributions tentatively allocated to the Participant for a Plan Year shall not be distributable until a determination has been made that the Participant has satisfied the requirements set forth in Section 4.4(a) for such Plan Year.

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(2)	On or after January 1, 2009 and prior to January 1, 2010. Effective on January 1, 2009 and prior to January 1, 2010, the Employer shall make the Matching Contributions on behalf of each Participant in an amount equal to 50% of the first 4% of Compensation that the Participant elects to defer as Deferral Contributions (excluding Catch-Up Contributions, but including Roth Contributions if Roth Contributions are permitted). Contributions made pursuant to this subsection (a)(2) shall be allocated as soon as administratively practicable following each pay period, or with such other frequency as determined by the Employer, during the Plan Year. Following the end of the Plan Year, the Employer shall allocate such additional amounts as Matching Contributions to the extent necessary to result in a Matching Contribution based on 4% of Compensation that the Participant elected to defer as Deferral Contributions for the Plan Year. The final allocation of contributions made pursuant to this subsection (a)(2) for a Plan Year shall remain subject to the Participant’s satisfaction of the requirements set forth in Section 4.4(a) for such Plan Year. A Participant’s failure to satisfy the requirements set forth in Section 4.4(a) for such Plan Year shall result in the forfeiture of any Matching Contributions tentatively allocated to the Participant for the Plan Year. Matching Contributions tentatively allocated to the Participant for a Plan Year shall not be distributable until a determination has been made that the Participant has satisfied the requirements set forth in Section 4.4(a) for such Plan Year.

(3)	Prior to January 1, 2009. Effective prior to January 1, 2009, the Employer shall determine, in its sole discretion, the amount of the Matching Contribution, if any, which amount may be zero. Contributions made pursuant to this subsection (a)(3) for a Plan Year shall be allocated as soon as administratively practicable after the end of the Plan Year to each Participant who satisfies the requirements set forth in Section 4.4(a), in a uniform percentage of each Participant’s Elective Deferrals (excluding Catch-Up Contributions) for such Plan Year.

(b)	Discretionary Matching Contributions. The Employer shall determine, in its sole discretion, the amount of any Matching Contribution in addition to those made pursuant to subsection (a), if any, which amount may be zero, and the timing of such Matching Contribution. Any discretionary Matching Contribution shall be allocated subject to a Participant’s satisfaction of the requirements set forth in Section 4.4(a).

2 Effective Date. This Section 5 shall be effective for Plan Years beginning on or after January 1, 2010.

SECTION 6:	VOTING EMPLOYER STOCK

1 Amendment to Section 7.2. Section 7.2 shall be amended in its entirety and replaced by the following:

7.2

VOTING RIGHTS. The Employer Stock, whether or not vested, may be voted by the Participant, Beneficiary or alternate payee having an interest with respect to such Employer Stock (each a “Participant” for purposes of these Employer Stock provisions) in accordance with the provisions of the Plan as certified to the Trustee by the Employer to the same extent as if duly registered in the Participant’s name. The

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Trustee or its nominee in which the shares are registered shall vote the shares solely as agent of the Participant and in accordance with the instructions of the Participant. If no instructions are received, or if instructions are not received in a timely fashion, the Trustee shall vote the shares of the Employer Stock for which it has received no voting instructions or untimely voting instructions in the same proportions as the Participants affirmatively directed their shares of Employer Stock to be voted unless the Administrator determines that a pro rata vote would be inconsistent with its fiduciary duties under ERISA. If the Administrator makes such a determination, the Trustee shall vote the Employer Stock as the Administrator determines is consistent with its fiduciary duties under ERISA. Each Participant who has Employer Stock allocated to his Account shall direct the Trustee concerning the tender (as provided below) and the exercise of any other rights appurtenant to the Employer Stock. The Trustee shall follow the directions of the Participant with respect to the tender. The Trustee shall be responsible for ensuring that information relating to the purchase, holding, and sale of securities, and the exercise of voting, tender and similar rights with respect to such securities by Participants, is maintained in accordance with procedures which are designed to safeguard the confidentiality of such information, except to the extent necessary to comply with Federal laws or state laws not preempted by ERISA. Furthermore, shareholder rights, other than voting rights, which can be exercised by Participants may be passed through to Participants and exercised in a similar manner to voting rights or will be exercised in such other manner as is legally required. In the event a voting right with respect to an Employer Stock is not passed through to Participants, the Employer Stock shall be voted by the Administrator, or, if agreed upon in writing, the Trustee.

2 Amendment to Section 7.5. Section 7.5 shall be amended in its entirety and replaced by the following:

7.5 TENDER OFFERS.

(a)	Allocated Stock. In the event of any tender offer, each Participant shall have the right to instruct the Trustee to tender any or all shares of Employer Stock, whether or not vested, that are allocated to his Accounts under the Plan on or before the filing date. The Trustee shall follow the instructions of the Participant. The Administrator shall direct the Trustee to tender Employer Stock for which no instruction is received after the Administrator determines the propriety of doing so is consistent with its fiduciary duties under ERISA.

(b)	Unallocated Shares. The Trustee shall tender shares of Employer Stock that are not allocated to Accounts after the Administrator determines that the propriety of doing so is consistent with its fiduciary duties under ERISA.

(c)	Suspension of Share Purchases. In the event of a tender offer, the Trustee shall suspend all purchases of Employer Stock that would otherwise be made pursuant to the Plan, if any, unless the Employer otherwise directs. Until the termination of such tender offer and pending such Employer direction, the Trustee shall invest available cash pursuant to the applicable provisions of the Plan.

(d)	Temporary Suspension of Certain Cash Distributions. Notwithstanding anything in the Plan to the contrary, no option to receive cash in lieu of Employer Stock shall be honored during the pendency of a tender offer unless the Employer otherwise directs.

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3 Amendment to Section 7.6. Section 7.6(e), (g) and (j) shall be amended in their entirety and replaced by the following:

(e)	Other Rights Appurtenant to the Employer Stock. If there are any rights appurtenant to the Employer Stock, other than voting, tender, or stock rights, each Participant shall exercise or take other appropriate action concerning such rights with respect to the Employer Stock, whether or not vested, that is allocated to their Accounts in the same manner as the other holders of the Employer Stock, by giving written instructions to the Trustee. The Trustee shall follow all such instructions, but shall take no action with respect to allocated Employer Stock for which no instructions are received, unless the Administrator determines that the failure to take action with respect to allocated Employer Stock would be inconsistent with its fiduciary duties under ERISA. If the Administrator makes such a determination, the Administrator shall take such actions with respect to Employer Stock as it determines to be consistent with its fiduciary duties under ERISA. The Administrator shall exercise or take other appropriate action concerning any such rights appurtenant to unallocated Employer Stock.

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(g)	Information to Participants. The Administrator or the independent fiduciary, as appropriate, shall distribute and/or make available to each affected Participant the material or information that the Administrator or the independent fiduciary may consider necessary to assist the Participant in making an informed decision and in completing or delivering the instruction form (and any amendments thereto) to the Administrator or the independent fiduciary on a timely basis.

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(j)	No Recommendations. Neither the Employer, the Administrator, the Trustee, nor the independent fiduciary shall express any opinion or give any advice or recommendation to any Participant concerning voting the Employer Stock, any tender offer, stock rights, or the exercise of any other rights appurtenant to the Employer Stock, nor shall they have any authority or responsibility to do so. Neither the Administrator, the Trustee nor the independent fiduciary has any duty to monitor or police the party making a tender offer or the Employer in promoting or resisting a tender offer; provided, however, that if the Administrator, the Trustee or the independent fiduciary becomes aware of activity that on its face reasonably appears to the Trustee or independent fiduciary to be materially false, misleading, or coercive, the Trustee or the independent fiduciary, as the case may be, shall promptly demand that the offending party take appropriate corrective action. If the offending party fails or refuses to take appropriate corrective action, the Trustee or the independent fiduciary, as the case may be, shall take such actions as it determines to be consistent with its fiduciary duties under ERISA.

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4 Amendment to Section 7.7. Section 7.7 shall be amended in its entirety and replaced by the following:

7.7 CONFIDENTIALITY.

(a)	The Administrator and Trustee shall ensure that procedures are established so that information relating to the purchase, holding, and sale of securities, and the exercise of voting, tender and similar rights with respect to such securities by participants and beneficiaries, is maintained in accordance with procedures which are designed to safeguard the confidentiality of such information, except to the extent necessary to comply with federal or state laws not preempted by ERISA. The Trustee shall also be responsible for ensuring that those procedures are sufficient to safeguard the confidentiality of that information, that such procedures are being followed, and that the independent fiduciary has been appointed.

(b)	Neither the Administrator, the Trustee nor the independent fiduciary shall reveal or release any instructions received from Participants concerning the Employer Stock to the Employer, or the officers, directors, other employees, agents, or representatives of the Employer, except (A) to the persons and in accordance with the procedures established by the Trustee pursuant to the foregoing paragraph, or (B) to the extent necessary to comply with federal or state law not preempted by ERISA. If disclosure is required by federal or state law, the information shall be disclosed to the extent possible in the aggregate rather than on an individual basis.

(c)	In the event the Employer Stock becomes not readily tradable on an established public market, full and fractional shares of Employer Stock allocated to a Participant’s Account will be voted by the Trustee according to the Participant’s instructions with respect to any corporate matter that involves the voting of such shares in accordance with Code Section 409(e). The Trustee will not vote shares of Employer Stock allocated to Participants’ Accounts for which instructions are not received from Participants. Employer Stock contributed to or acquired by the Plan that is not yet allocated will be voted by the Trustee according to the Administrator’s instructions with respect to any corporate matter that involves the voting of such shares. Shareholder rights, other than voting rights, which can be exercised by Participants may be passed through to Participants and exercised in a similar manner to voting rights or will be exercised in such other manner as is legally required.

5 Effective Date. This Section 6 shall be effective on and after April 1, 2009.

SECTION 7:	FINAL 415 REGULATIONS AMENDMENT

1 Amendment to Section 1.53. Section 1.53 shall be amended to add the following to the end:

Effective, the first day of the Plan Year beginning on or after July 1, 2007, Testing Compensation shall include the following payments made within 2 1/2 months after severance from employment: (1) amounts that, absent a severance from employment would have been paid to the Employee had the Employee continued in employment, such as regular pay, overtime,

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bonuses, commissions, shift differentials, and similar compensation and (2) payments for bona fide sick, vacation, or other leave but only if the Employee would have been able to use the leave if employment had continued. Testing Compensation shall not include severance pay and any other amounts, not described in the preceding sentence, paid after severance from employment.

2 Effective Date. This Section 7 shall be effective for Plan Years beginning on or after July 1, 2007.

SECTION 8:	NO OTHER CHANGES

1 Except as modified herein, the Plan shall remain in full force and effect, and the officers of the Company and/or members of the Administrative Committee shall take all reasonable steps to implement these amendments.

M.D.C. HOLDINGS, INC.
Employer

By:	/s/ Karen Gard
Name:	Karen Gard
Title:	Vice President – Human Resources
Date:	December 23, 2009

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